Exhibit 2



                           HARMONY
                        HOLDING, INC

                   SUBSCRIPTION AGREEMENT

              This STOCK SUBSCRIPTION AGREEMENT
            (hereinafter sometimes referred to as
           the "Agreement"), made and entered into
           this day of July, 1996, between HARMONY
           HOLDINGS, INC., a Delaware corporation
           (hereinafter referred to as "HHI"), and
            UNIMEDIA, S.A., a company whose siege
             social is in the Republic of France
          (hereinafter referred to as "Unimedia").

This Agreement is made with reference to the following:

     1. HHI has authorized a class of Common Stock, par value $.01 per share (hereinafter referred to as "Common
Stock") with a sufficient number thereof remaining unissued for the purposes of carrying out this Agreement.

     2. Unimedia desires to purchase 1,000,000 shares of Common Stock on the terms and conditions hereinafter in this Agreement set forth.

     3. HHI desires to sell to Unimedia 1,000,000 shares of Common Stock on the terms and conditions hereinafter in this Agreement set forth.

     4. All the terms used in this Agreement to express currency shall mean and refer to the currency of the United
States of America.

     5. Unimedia and HHI envisage this stock purchase to be the first step in a series of steps which will result in the shareholders of Unimedia becoming the majority shareholder of HHI.


NOW THEREFORE, in consideration of the mutual covenants set forth in this Agreement and other good and valuable consideration, the parties hereto hereby agree, upon the terms and conditions hereinafter set forth as follows:


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1.  Sale and Purchase

     1.1. Upon the terms and conditions hereinafter set forth, HHI hereby sells to Unimedia one Million (1,000,000) shares of Common Stock, from its authorized but unissued
Common Stock, for a purchase price of two dollars ($2) per share, or an aggregate purchase price of two Million
($2,000,000) Dollars.

     1.2. Upon the terms and conditions hereinafter set forth, Unimedia hereby purchases from HHI one Million (1,000,000) shares of HHI Common Stock, from its authorized but unissued Common Stock, for a purchase price of Two Dollars ($2.00) per share, or an aggregate purchase price of Two Million ($2,000,000) Dollars.


2.  Payment and Issue

     2.1. Pursuant to Section 2.03 below, Unimedia will pay to HHI in funds immediately realized in Los Angeles, California, the sum of Two Million ($2,000,000) Dollars.

     2.2. Upon receipt of the funds required by Section 2.01 of this Article, HHI will instruct its transfer agent to issue and deliver in the name of Unimedia the certificate or certificates representing the One Million (1,000,000) shares of Common Stock. HHI will deliver to Unimedia the said certificate within a maximum of ten days of the payment of the funds.

     2.3. Unimedia will pay the funds upon receipt of:

     - the minutes of the board of HHI ratifying the agreement signed this day between Mr. Harvey Bibicoff, HHI and Unimedia setting forth in particular the terms of the acquisition by HHI of Unimedia and approving the said acquisition after reviewing and discussing the fairness opinion related hereto,

     - a legal opinion of HHI's counsel confirming that no shareholders meeting nor additional board action is necessary for the execution of the long form agreement and the completion of the acquisition of Unimedia by HHI.

3.  Registration Rights

Provided that by September 30, 1996 the proposed acquisition of Unimedia by HHI has not been completed, Unimedia may demand at any time on or after September 30, 1996 that HHI register the shares of Common Stock purchased pursuant to this agreement. In that event, HHI undertakes to file a Registration Statement covering such shares as soon as possible and with no undue delay.


4.  Representations and Warranties of HHI

     4.1. HHI is a corporation organized and existing under the laws of the State of Delaware and is in good standing.
Each subsidiary of HHI, referred to in the Registration
Statement on Form S-1 under the Securities Act of 1933, as amended (hereinafter referred to as the "Act"), with the Securities and Exchange Commission, No. 333-2648, is a corporation organized and existing under the laws of its jurisdiction of incorporation and is in good standing.

     4.2. A copy of Amendment No. 3 to the Registration Statement referred to in Section 4.01 of this Article IV has heretofore been delivered to Unimedia. The statements made therein are true and correct and did not omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

     4.3. The execution and delivery of this Agreement and the carrying out of the terms hereof have been duly authorized by all necessary corporate action and the Board of Directors of HHI has approved this Agreement, the execution, delivery and carrying out thereof and the issue and delivery of certificates representing shares of Common
Stock sold pursuant to this Agreement.

     4.4. HHI has sufficient authorized but unissued shares of Common Stock to carry out this Agreement, and when certificates representing the shares sold pursuant to this Agreement are executed and delivered all shares of Common
Stock represented thereby will be duly authorized, issued and outstanding, fully paid and non-assessable. These shares of Common Stock are of the same class as all other shares of Common Stock issued and outstanding. The officer or officers whose signatures appear on such certificates have been duly authorized to execute certificates representing shares of Common Stock, notwithstanding that one or more of them may not any longer hold the office indicated on such certificates.

     HHI shall use the $2,000,000 as working capital and in the ordinary course of HHI's business, and this until Unimedia's shareholders become HHI's largest shareholder.


5.  Representations and Warranties of Unimedia

     5.1. Unimedia, a company duly organized under the laws of the Republic of France, is in full possession of all its corporate rights, powers and franchises.

     5.2. Unimedia has full power and authority under such laws and its organic documents to enter into this Agreement and carry out its terms.

     5.3. The execution and delivery of this Agreement and the carrying out of the terms hereof have been duly authorized by all necessary action on the part of Unimedia and the managing body or conseil de surveillance or Unimedia and has approved this Agreement, the execution, delivery and carrying out thereof and the payment for the shares of Common Stock sold pursuant to this Agreement.

     5.4. Unimedia is acquiring the Common Stock for its own account and not with a view to any distribution thereof or any participation in any such distribution.

     5.5. Unimedia repeats the representations and warranties made in the PROSPECTIVE INVESTOR QUESTIONNAIRE which it has completed and delivered to HHI at or before the execution of this Agreement.

     5.6. Unimedia understands and agrees that the certificate representing the shares of Common Stock sold to it pursuant to this Agreement may bear a restrictive legend indicating that the shares so represented have not been registered under the Act and may not be sold in the absence of such registration or an exemption therefrom, and that HHI may instruct its transfer agent to place "stop transfer" against those shares.

     5.7. Except as stipulated in Article III above, Unimedia understands and agrees that HHI is not under any obligation to register the shares sold pursuant to this

Agreement under the Act, or any state "blue sky" law, so called.


6.  Governing Law

This Agreement shall be construed in accordance with the laws of the State of California applicable to contracts made and to be performed in that State, except where the law of some other jurisdiction mandatorily applies.


7.  Non-Assignability

This Agreement, and the rights and duties set forth therein, may not be assigned in whole or in part by either party hereto, provided, however, that HHI may assign the funds to be received pursuant to this Agreement to its subsidiaries.


8.  Integration

This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof.


9.  Counterparts

This Agreement may be signed in any number of counterparts, each of which shall be an original, but all of which shall constitute but one and the same instrument.


10.  Notices

All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed given to the party to whom addressed (i) when delivered personally to such party, (ii) on the business day after being sent to such party by overnight courier or overnight mail, charges prepaid, or by facsimile transmission, charge prepaid or chargeable to the transmitting party, confirmed by the sending apparatus,
(iii) on the next business day after being sent to such party by telegraph, telex or cable, toll prepaid, or (iv) three business days after being sent to such party registered or certified first class mail, or the equivalent (return receipt requested or equivalent serviced, postage


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prepaid) (provided that if such mailed material shall bear
and address other than the country in which it is deposited in the mail, then it shall be sent by registered or certified first class air mail, provided that this requirement shall not apply to mail bearing an address in, and origination from, Canada, the United States of America or the Republic of Mexico, in each case addressed to the other parties to this Agreement at the address of such set forth in the PROSPECTIVE INVESTOR QUESTIONNAIRE or at such other address as may be set forth in a written notice given in conformity with this Section 10.


11.  Captions

Title or captions of sections contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision thereof.


12.  Gender and Number

Terms in the masculine shall include the feminine and neuter, and terms in the singular shall include the plural.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in their respective company names by their respective company officers thereunder duly authorized, all as of the date first above written.


                              HARMONY HOLDING, INC.

                                by:  /s/ Harvey Bibicoff
                                   ------------------------

                                its Chairman and Chief
                                Executive Officer


                              UNIMEDIA, SA


                                by:  /s/ Gilles Assouline
                                   ------------------------

                                its Chairman, Chief
                                Executive Officer and
                                President Du Directoire